Exhibit 99.1

          BERTELSMANN AND AMERICA ONLINE ANNOUNCE LAUNCH OF STRATEGIC GLOBAL ALLIANCE AND PLAN TO RESTRUCTURE JOINT VENTURES $250-Million, Four-Year Alliance to Expand Distribution of Bertelsmann's Leading Media Content and E-Commerce Properties Over America

                      Online's Interactive Brands Worldwide

         GUTERSLOH, GERMANY and DULLES, VA, March 17, 2000 -- Bertelsmann AG and America Online, Inc. (NYSE: AOL) today announced a new strategic global alliance to expand the distribution of Bertelsmann's leading media content and e-commerce properties over America Online's interactive brands worldwide, and an agreement to restructure their interests in the AOL Europe and AOL Australia joint ventures.

         Under the four-year alliance valued at $250 million, Bertelsmann will become a preferred provider of media content and e-commerce to the more than 23 million members of America Online's interactive services and over 135 million consumers of its Web-based brands. Bertelsmann's music, magazine, book, and other entertainment properties, its book and music clubs, and its e-commerce sites will be featured on the AOL, CompuServe and Netscape Online interactive services worldwide as well as AOL Instant Messenger, ICQ, AOL.COM, Digital City, Spinner, Winamp and its other global Internet properties.

         Bertelsmann and America Online will also cross-promote each other's brands across their services and properties, and Bertelsmann will provide broadband distribution for America Online and AOL Europe brands.

         The companies also have agreed to restructure their ownership interests in AOL Europe and AOL Australia. The transaction involves using put and call mechanisms resulting in a cost of $6.75 billion to $8.25 billion to America Online in order to ultimately buy out Bertelsmann's share in the coming years, if the options are exercised. Payment, in either cash or stock at America Online's discretion, would be made after January 31, 2002.

         With this new relationship, America Online will work even more closely with AOL Europe's strong local management teams. As Europe's leading Internet and e-commerce services company, AOL Europe now reaches more than 3.8 million households through its multiple brands, including more than 3.4 million paying members of AOL and CompuServe, and more than 400,000 Netscape Online registered users. In addition, America Online is to take immediate ownership of Bertelsmann's 50% interest in AOL Australia, subject to receipt of necessary regulatory approvals.

         Bertelsmann said it would use any resources resulting from this agreement to build its existing e-commerce business and provide seed money for new e-commerce and content activities. For America Online, as it pursues its worldwide growth strategy for all of its brands, this agreement positions the Company to more aggressively serve the global market. By 2004, there will be twice as many online consumers outside the US than inside, with the total in Europe expected to quadruple to 125 million. And, over the next five years, international online advertising is forecast to expand by 80% annually.

         Thomas Middelhoff, Bertelsmann's Chairman and Chief Executive Officer, said: "By forging this new global strategic alliance, Bertelsmann will have the largest worldwide distribution of any e-commerce company. In addition, by restructuring our joint venture relationships with America Online, we will gain substantial new resources to focus on our primary goal to fully digitize Bertelsmann's media properties and build our position as one of the world's leading Internet content and e-commerce companies."

         Steve Case, Chairman and Chief Executive Officer of America Online, said: "We are extremely pleased to extend our long relationship with Bertelsmann with this new strategic global alliance that will greatly benefit our members and other Internet consumers around the world. America Online and Bertelsmann have built AOL Europe into the leading pan-European Internet provider in one of the world's fastest growing markets and launched an exciting new service in Australia. We are fully committed to continuing to focus our resources, support and management to extend the growth of these businesses and make the medium even more central to consumers' daily lives in those promising markets."

         Bob Pittman, America Online's President and Chief Operating Officer, said: "These agreements demonstrate our confidence in both our Bertelsmann partnership and the continued successes of AOL Europe and AOL Australia. Our new alliance will deliver Bertelsmann's world-class content and e-commerce properties to the tens of millions of consumers of our multiple brands around the world. We will work closely with our terrific local management teams to build on our successes in Europe and Australia. In particular, we are excited about accelerating AOL Europe's growth through the expansion of our leading interactive brands and services to new European markets and pursuing our AOL Anywhere strategy with such new platforms as wireless."

         America Online and Bertelsmann also announced that Michael Lynton, President of AOL International, will become acting Chief Executive Officer of AOL Europe. AOL Europe's current President and Chief Executive Officer, Andreas Schmidt, will continue working with the Company during a transition period before returning to Bertelsmann.

         Mr. Lynton said: "We thank Andreas for assembling a talented, dedicated and hard-working European staff that has built AOL Europe into the Internet powerhouse that it is today. Under his leadership, AOL Europe now is better positioned than ever to take full advantage of the great opportunities before us."

         Bertelsmann's global strategic alliance with America Online will include:

         Bertelsmann E-Commerce Properties: The partners plan to extend their existing e-commerce agreements, as well as enter into new agreements to provide carriage for getmusic.com, AndSold, evenbetter.com and Bertelsmann's music and books clubs on America Online and AOL Europe services and products, including digital delivery of media content such as digital downloading of music.

         Bertelsmann Content: Bertelsmann will make its digital content available to America Online and AOL Europe on preferred terms -- including using its local media assets to provide branded localized content.

         Bertelsmann Preferred Interactive Services: Bertelsmann will designate AOL, CompuServe and Netscape Online as its "Preferred Interactive Services."

         Cross-marketing: Bertelsmann, AOL Europe and America Online will enter into a series of marketing relationships -- including bundling deals to cross-promote each other's services and products to drive growth in AOL Europe and America Online subscribers, as well as Bertelsmann's magazines, music and book clubs, and e-commerce properties.

         Broadband and Communications Tools: Bertelsmann will provide broadband access through Bertelsmann Broadband Group Platform and Service for America Online and AOL Europe's interactive services, and the two companies will explore giving Bertelsmann use of America Online communications tools including e-mail, AOL Instant Messenger, ICQ and chat.

         Digital Rights Management Systems: America Online and Bertelsmann will work together on digital rights management issues, including evaluating Intertrust and Reciprocal for secure downloading and financial clearing of all digital content including software. In addition, Bertelsmann will ensure that any DRM system it uses will be ready to use with AOL media players.

About AOL Europe

         Formed in 1995, AOL Europe operates the leading AOL, CompuServe and Netscape Online services and AOL Instant Messenger, as well as the AOL and CompuServe portals in nine countries and four languages across Europe. AOL is the service for the whole family, providing its members with interactive education, entertainment, financial and information content while giving access to a global online community. Last fall, Media Metrix ranked the AOL service across Europe as #1 in online usage with AOL members averaging 30 minutes daily within the AOL service's world-class exclusive content and communities. That compares with the three minutes or less that users of other European ISPs and portals spend within their proprietary content. CompuServe is aimed at the corporate customer and "new professional" user offering specialized information, large-scale databases, unmatched forums and professional communication tools. Netscape Online, AOL Europe's subscription-free online service, is targeted at the UK "value" sector and provides pure, high-performance Internet access. Building on its AOL Anywhere strategy, AOL Europe last month announced wireless agreements with Nokia, Ericsson and RTS Wireless to extend the joint venture's leadership in interactive brands, services and features to the wireless platform. AOL Europe's pan-European staff totals more than 2,000 people.

About Bertelsmann AG

         Bertelsmann AG is the fourth-largest media company in the world, with consolidated revenues of approximately US $16.4 billion. The company has significant interests in all areas of media, including book, magazine and newspaper publishing, music, television, multimedia, film and radio. With more than 600 individual companies, Bertelsmann currently employs nearly 72,000 people in 53 countries.

About America Online, Inc.

         Founded in 1985, America Online, Inc., based in Dulles, Virginia, is the world's leader in interactive services, Web brands, Internet technologies and e-commerce services. America Online, Inc. operates:

         two worldwide Internet services, America Online, with more than 21 million members, and CompuServe, with more than 2.5 million members;

         several leading Internet brands including ICQ, AOL Instant Messenger, Digital City Inc.; the Netscape Netcenter and AOL.COM portals;

         Netscape Navigator and Communicator browsers; AOL MovieFone; Spinner.com, and Nullsoft Winamp. Through its strategic alliance with Sun Microsystems, the company develops and offers easy-to-deploy, end-to-end e-commerce and enterprise solutions for companies operating in the Net Economy.

Contact Information:

AOL:

Kirsten Powers 703/265-1746

Bertelsmann:

Manfred Harnischfeger 49-52-41-80-2765